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                                                                    EXHIBIT 10.5

                              TERM SHEET REGARDING
                         EQUIPMENT SETTLEMENT PROGRAM

I.       INTRODUCTION

         This Term Sheet Regarding Equipment Settlement Program (this "Term Sheet"), dated as of December 23, 2002, is intended to set forth the general terms and conditions pursuant to which Boston Rental Partners, LLC, a Delaware limited liability company ("Boston Rental"). NationsRent, Inc., a Delaware corporation ("Parent"), and the subsidiaries of Parent (collectively with Parent, "NationsRent": with Boston Rental and NationsRent collectively referred to as the "Parties") would consummate certain Transactions (as defined below). The Parties have entered into this Term Sheet to establish a program (the "Program") with respect to the Transactions to accomplish the following purposes and objectives:

         A. To set forth the Parties' shared objective of the Transactions; and

         B. To delineate the Parties' roles and responsibilities in implementing the Program.

II.      OBJECTIVE

         The principal objective of the Program shall be to facilitate the renting, leasing, purchasing, or financing of new and used inventory and equipment by NationsRent (the "Transactions") through: (i) the purchase by Boston Rental of certain purchase money financing agreements, finance leases, and operating leases with respect to inventory and equipment (with any such inventory or equipment being referred to as "Equipment") to which NationsRent is a party (collectively, the "Current Agreements") from the lender or the lessor under such Current Agreements (each, a "Lender"); and (ii) the purchase by Boston Rental of new and used Equipment that either: (A) was subject to a Current Agreement that was rejected by NationsRent; or (B) if not subject to such a Current Agreement, is substantially similar to Equipment that was subject to a Current Agreement that was rejected by NationsRent, in each case, with the objective of: (a) renting such Equipment to NationsRent pursuant to rental contracts (each, a "Rental Contract") at rental rates equal to or less than the fair market value for such Equipment (which fair market value the Parties agree is less than the current rates paid by NationsRent with respect to the Equipment under the Current Agreements); and (b) subsequent to the confirmation of NationsRent's plan of reorganization (the "Plan"), transferring such Rental Contracts and the Equipment subject thereto to NationsRent for consideration which will permit Boston Rental to recover its investment and expenses (including financing costs) with respect to such Equipment, as more fully described in Section IV.F below.

III.     BOSTON RENTAL

         Boston Rental is a newly formed Delaware limited liability company formed exclusively for the purpose of effecting the Program and the Transactions. Boston Rental is owned exclusively by Phoenix Rental Partners, LLC ("Phoenix") and Baupost Capital LLC, The owners of Boston Rental own a significant portion of NationsRent's senior secured bank debt and also own unsecured pre-petition claims against NationsRent. Neither Boston Rental nor its owners are current lessors to NationsRent, but an affiliate of Phoenix leases real property to NationsRent.


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IV.      ROLES AND RESPONSIBILITIES WITH RESPECT TO THE TRANSACTIONS

         In implementing the Program and the Transactions, the Parties will work cooperatively and will use their commercially reasonable efforts to carry-out the objectives set forth in this Term Sheet and to consummate the Transactions prior to the effective date of the Plan, in the manner generally described below.

         A. Boston Rental intends to acquire a portfolio of Equipment suitable for use in NationsRent's business. Such Equipment will be acquired as described in Section II above; provided, however, that, if specific items of Equipment subject to Current Agreements cannot be acquired for the fair market value by Boston Rental through direct negotiations with Lenders, Boston Rental may acquire substantially similar Equipment and make this Equipment available to NationsRent pursuant to one or more Rental Contracts, The Parties will work together to mutually identify Current Agreements and Equipment that may be candidates for such acquisition.

         B. Boston Rental will finance its Equipment acquisitions by means of:

                  1.       Capital provided by Phoenix and Baupost,

                  2. Secured third-party equipment financing, from one or more lenders.

                  3. Vendor Financing, from one or more equipment manufacturers.

         C. Boston Rental intends to offer the Equipment to NationsRent on a rental basis, in accordance with the terms of the Rental Contract, the general economic terms of which are set forth on Annex A hereto and the general terms and conditions of which are set forth on Annex B hereto, but in each case, which will be mutually negotiated and agreed upon by the Parties on an arms' length basis and will be at rental rates equal to or less than the fair market value therefor (which fair market value the Parties agree is less than the current rates paid by NationsRent with respect under the Current Agreements).

         D. NationsRent intends to satisfy certain of its Equipment needs by renting Equipment from Boston Rental as described in
                  Section IV.C above. Each Party will comply with the terms and conditions of the Rental Contract, which will provide, among other things, that NationsRent will promptly pay all amounts due to Boston Rental under the Rental Contract.

         E. NationsRent may, if permitted by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), reject, terminate, or assign to a third-party various of the Current Agreements, and will arrange for the return or transfer of the Equipment subject thereto to the respective Lenders or assignees and, where appropriate, the filing of a UCC-3 termination statement for any UCC financing statement filed in connection with such Equipment.

         F. It is the intention of the Parties that subsequent to the emergence of NationsRent from bankruptcy, NationsRent may acquire (by acquisition, merger or otherwise) (the "Acquisition") Boston Rental or all of its assets and liabilities for an amount in cash equal to the equity capital contributed to Boston Rental plus the assumption of all indebtedness of Boston Rental plus expenses, including, in each case, financing costs, all


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                  as generally described on Annex A hereto. Nothing herein
                  contained however shall require NationsRent to consummate such Acquisition.

V.       CONDITIONS PRECEDENT TO THE PROGRAM

         It shall be a condition precedent to the Program and the Transactions that the Parties obtain the requisite approval of the Bankruptcy Court of this Term Sheet; provided, however, that it is the parties' intention not to obtain Bankruptcy Court approval with respect to any specific Transaction after this Term Sheet has received Bankruptcy Court approval.

VI.      PRESS ANNOUNCEMENTS

         The Parties shall consult with each other and shall agree in advance with regard to the form and substance of any press release or other public disclosure relating to this Term Sheet and to the Program and the Transactions, whether to their employees, the media or the general public, in each case, except that nothing in this Term Sheet shall prohibit a disclosure by NationsRent of this Term Sheet or its contents: (i) as may be required by law; (ii) in connection with NationsRent's chapter 11 proceedings (including, without limitation, the preparation, filing, and distribution of the Plan and related Disclosure Statement); and (iii) to (A) those individuals who are NationsRent's officers, directors, employees, or advisors; (B) the members of the official committee of unsecured creditors of NationsRent; and (C) NationsRent's prepetition and postpetition senior secured lenders, in each case, who have a need to know of such matters.

VII.     TERM

         The Parties agree that this Term Sheet will remain in effect until the earliest to occur of (i) June 30, 2004, (ii) 90 days following the confirmation of NationsRent's Plan, or (iii) the acquisition of Boston Rental by NationsRent or by its affiliate.

VIII.    GOVERNING LAW; ENTIRE AGREEMENT; SURVIVAL

         This Term Sheet shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles. This Term Sheet constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes all prior agreements between the Parties with regard to the subject matter hereof. This Term Sheet may not be amended or modified except by a writing signed by the Parties.

IX.      CLOSING

         The Transactions will be consummated as promptly as reasonably practicable following the satisfaction of the conditions set forth herein.


BOSTON RENTAL PARTNERS, LLC            NATIONSRENT, INC.

By: /s/ Douglas Suliman                 By: /s/ Ezra Shashaua
    -----------------------------           -----------------------------------
Name: Douglas Suliman                   Name: Ezra Shashaua
      ---------------------------             ---------------------------------
Title: Manager                          Title: Executive Vice President and CFO
      ---------------------------             ---------------------------------


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                                    ANNEX A

                             General Economic Terms

A. NationsRent will pay for the Equipment on a "break even" basis (with respect to Rental Contracts, in the form of rent payable monthly in advance, and with respect to purchases of Equipment at the end of the term of such Rental Contracts, in the form of purchase price).

B. In general, subject to Section IV.C of the Term Sheet, with respect to rent paid under Rental Contracts, "break even" shall mean with respect to any item of Equipment purchased by Boston Rental, a monthly rate not to exceed three percent (3.0%) of the Acquisition Cost of such item of Equipment.

         "Acquisition Cost" means, subject to Section IV.C of the Term Sheet;
         (i) Boston Rental's actual out-of-pocket purchase cost for such item of Equipment; plus (ii) any repair or make ready cost or positioning cost for such item of Equipment; plus (iii) any reasonable out-of-pocket expenses related to the acquisition of such item of Equipment, such as due diligence, inspection, or legal costs; plus
         (iv) any other expense incurred by Boston Rental, directly or indirectly, in connection with the Acquisition, the Transactions or the Program, including any cost of capital.

C. In general, with respect to the acquisition by NationsRent of any given item of Equipment subject to a Rental Contract upon the effective date of the Plan, "break even" shall mean: (i) the Acquisition Cost for such item of Equipment; plus (ii) actual out of pocket expenses paid by Boston Rental with respect to such item of Equipment under the credit facility or other debt financing (including interest, points, etc.); plus (iii) a market rate of return on the capital funding with respect to such item of Equipment; minus (iv) 100% of rent paid by NationsRent under the Rental Contract for such given item of Equipment.


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                                    ANNEX B

                        General Terms of Rental Contract

A. Term. In general, the term for each Rental Contract shall commence on the date that NationsRent receives the Equipment subject thereto and the applicable conditions precedent have been satisfied. Subject to the consummation of the Acquisition, such term will continue for a minimum of twelve months, after which time, either party may cancel the Rental Contract upon 30 days advance written notice, with, in the case of a cancellation by NationsRent, a cancellation/return fee equal to 5% of the Acquisition Cost for such item of Equipment payable by NationsRent to Boston Rental.

B. Condition Precedent. A condition precedent to NationsRent's obligations under each Rental Contract will be that the Current Agreement to which the Equipment (or the Equipment that is being substituted) is subject is terminated, and that NationsRent is fully and completely released from its obligations under such Current Agreement.

C. Rent. Rent will be payable by NationsRent as described in Annex A; provided, however, that certain reasonable surcharges agreed to by the Parties may be assessed for excessive use of the Equipment.

D. Quiet Enjoyment. Boston Rental will retain title to the Equipment and Boston Rental will covenant that NationsRent will have quiet enjoyment of all of the Equipment at all times during the term of the Rental Contract.

E Use. NationsRent will be permitted to rent the Equipment to third-parties in the normal and ordinary course of business; provided, however, that the rights of such third-parties in the Equipment will be subordinate to Boston Rental's rights in the Equipment.

F Covenants. NationsRent will covenant to: (i) insure the Equipment at specified values agreed upon by the Parties, which insurance will name Boston Rental as a "loss payee"; (ii) obtain general liability insurance at specified values agreed upon by the Parties, which insurance will name Boston Rental as an additional insured; and (iii) keep the Equipment in good operation and repair, in accordance with industry standards, normal wear and tear excepted.

G. Termination. In addition to the termination rights specified in paragraph A above, any Rental Contract will be terminable by Boston Rental if NationsRent fails to make any payment of rent due under such Rental Contract within ten (10) days after the applicable due date. The Rental Contracts will contain certain other termination events as may be mutually agreed upon by the Parties.

H. Inspection Rights. Boston Rental will have the right to inspect the Equipment, at NationsRent's sole cost and expense, at such times as may be mutually agreed upon by the Parties.

I. Other. The Rental Contract will contain such other terms and conditions as may be mutually be agreed upon by the Parties.


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